UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  February 12, 2015

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	NextEra Energy, Inc. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization: Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)
On February 12, 2015, Moray P. Dewhurst, Vice Chairman and Chief Financial Officer and Executive Vice President-Finance of NextEra Energy, Inc. (NEE), and Executive Vice President-Finance and Chief Financial Officer of Florida Power & Light Company, a wholly-owned subsidiary of NEE, advised NEE's Board of Directors (Board) of his intention to retire in the spring of 2016 as part of a planned leadership succession process.

(d)
On February 12, 2015, NEE's Board approved an increase in the size of the Board from twelve members to thirteen members and, upon the recommendation of the Governance & Nominating Committee, appointed Amy B. Lane to fill the newly created directorship. In addition, effective on the same date, the Board approved the appointment of Ms. Lane to the Finance & Investment Committee of the Board. It is expected that Ms. Lane will be appointed to the Compensation Committee of the Board effective immediately after the 2015 annual meeting of shareholders.

Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit. Ms. Lane is a director of GNC Holdings, Inc. and The TJX Companies, Inc. and a trustee of Urban Edge Properties.

Ms. Lane will receive compensation for her service as a director consistent with the compensation paid to the other non-employee directors of NEE, as described in NEE’s definitive proxy statement on Schedule 14A for NEE’s 2014 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on April 4, 2014. The compensation includes an annual retainer of $75,000 and a grant of 1,310 shares of NEE common stock under the NextEra Energy, Inc. 2007 Non-Employee Directors Stock Plan which was awarded to Ms. Lane upon her appointment to the Board. These shares are not transferable until Ms. Lane ceases to be a member of the Board and are subject to forfeiture if she ceases to be a member of the Board within five years of her initial appointment, other than by reason of her death, disability or attainment of the Board’s mandatory retirement age.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 17, 2015

NextEra Energy, Inc. (Registrant)

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer

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